UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2007

APP PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-33407	68-0389419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 East Woodfield Road, Suite 300 East, Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 969-2700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Separation Agreements

On November 14, 2007, APP Pharmaceuticals, Inc. (the “Company”) announced that it completed the spin-off of Abraxis BioScience (formerly New Abraxis, Inc.) (“New Abraxis”) on November 13, 2007. The Company distributed all of the shares of New Abraxis common stock, par value $0.001 per share, to the Company’s stockholders of record at the close of business on November 13, 2007. The Company’s stockholders received one share of New Abraxis common stock for every four shares of the Company’s common stock. Stockholders will receive cash in lieu of fractional shares. New Abraxis’ common stock is listed on the NASDAQ Global Market under the ticker symbol “ABII” and, following the spin-off, the Company’s stock is listed on the NASDAQ Global Market under the ticker symbol “APPX”.

In connection with the spin-off, on November 13, 2007, the Company entered into a separation and distribution agreement with New Abraxis, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC (“New APP LLC”) which provided, among other things, for the principal corporate transactions required to effect the spin-off and other specified terms governing the Company’s relationship with New Abraxis after the spin-off. Generally, New Abraxis or its subsidiaries own all of the business and assets, and assumed all of the liabilities, related to the Company’s proprietary business previously operated by the Abraxis Oncology and Abraxis Research divisions of the Company prior to the spin-off. The Company also contributed approximately $975 million in cash to New Abraxis from proceeds of borrowings by the Company of $1.0 billion under the Credit Agreement described below, approximately $275 million of which was used to repay existing indebtedness of New Abraxis. The Company and its subsidiaries retained the hospital-based business and its assets and liabilities.

On November 13, 2007, the Company also entered into a transition services agreement pursuant to which the Company and New Abraxis agreed to continue to provide one another with various services on an interim, transitional basis, for periods up to 24 months depending on the particular service.

On November 13, 2007, the Company also entered into an agreement with New Abraxis under which each party acknowledged and agreed that certain of the Company’s officers may serve as an officer of both companies and receive compensation from either or both. The Company also acknowledged and agreed any officer serving both companies did not have an obligation to present to the Company any business or corporate opportunity that may come to his or her attention, other than certain business opportunities relating to the manufacture or sale of products that either were manufactured and sold by the hospital-based business prior to the spin-off or were the subject of an ANDA filed prior to the spin-off.

On November 13, 2007, New APP LLC, a wholly-owned subsidiary of the Company, entered into a manufacturing agreement with New Abraxis whereby New APP LLC agreed to manufacture Abraxane® and certain other products and to provide other manufacturing-related services for a period of 4 or 5 years. Under this agreement, New Abraxis agreed to pay New APP LLC a customary margin on its manufacturing costs. In addition, during each of the first three years of the manufacturing agreement, New Abraxis agreed to pay New APP LLC a facility management fee equal to $3 million, subject to certain offsets.

On November 13, 2007, the Company also entered into an employee matters agreement with New Abraxis providing for each company’s respective obligations to employees and former employees who are or were associated with their respective businesses, and for other employment and employee benefit matters. Under the terms of the employee matters agreement, the Company generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the hospital-based business, and New Abraxis generally assumed all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the proprietary business.

In addition, the employee matters agreement provides that following the spin-off, the Company’s employees who are holders of restricted stock units (RSUs) and stock options will have their RSUs and stock options converted into newly-issued Company RSUs and stock options pursuant to a formula that is intended to preserve the intrinsic value of their pre-distribution RSUs and stock options.

On November 13, 2007, the Company and New Abraxis entered into a tax allocation agreement, which allocated liability for taxes, including any taxes that may arise in connection with separating New Abraxis from the Company. Under the tax allocation agreement, the Company is responsible for and will indemnify New Abraxis against all tax liabilities to the extent they relate to the hospital-based business, and New Abraxis is responsible for and will indemnify the Company against all tax liabilities to the extent they relate to the proprietary business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable if the spin-off were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, New Abraxis would be required to indemnify the Company for any taxes resulting from a failure of the spin-off to so qualify, unless such failure results solely from specified acts of the Company or its affiliates after the spin-off. These acts generally include any transaction(s) or event(s) that, if considered part of a plan that includes the spin-off, would result in one or more persons acquiring, directly or indirectly, stock of the Company representing a 50-percent or greater interest in the Company.

In connection with the spin-off, the Company also entered into a various lease agreements with New Abraxis to facilitate continued production of their respective pharmaceutical products while a manufacturing transition plan is being implemented. Under the terms of these agreements, the Company leased from New Abraxis the Ruby Street facility, the Cornell Warehouse facility and the Cornell R&D facility. In addition, New Abraxis leased a portion of the Company’s Grand Island facility to allow New Abraxis to perform its obligations under the manufacturing agreement.

Credit Agreement

On November 13, 2007, the Company, New APP LLC and APP Pharmaceuticals Manufacturing, LLC, a wholly-owned subsidiary of New APP LLC (“P.R. Borrower” and together with New APP LLC, the “Borrowers”) entered into a senior secured credit agreement (the “Credit Agreement”) with Deutsche Bank AG New York Branch, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the financial institutions listed on the signature pages thereof. The Credit Agreement provides for term loan facilities, which provide senior secured term loans up to a maximum aggregate principal amount of $1.0 billion. The Credit Agreement also provides for a senior secured revolving credit facility of up to $150 million.

The term loan facilities mature on November 13, 2013, and the revolving credit facility matures on November 13, 2012. The term loan facilities amortize based on the following approximate schedule: 3% in the aggregate in the first two years; 10% in year three; 15% in year four; 20% in year five; and 52% in year six. Amounts drawn under the term loan facilities or revolving credit facility bear annual interest at either an adjusted LIBOR rate plus a margin of 2.25% to 2.50%, or an alternate base rate plus a margin of 1.25% to 1.50%. The revolving credit facility includes a $40 million sub-limit for swingline loans and a $20 million sub-limit for letters of credit. The interest rate margins are subject to adjustments based on, among other things, the Company’s total leverage ratio.

The Credit Agreement contains a number of negative covenants restricting, among other things, indebtedness, liens, merger or transfer of substantially all assets of the Company or the Borrowers, asset dispositions, distributions, dividends and repurchases of capital stock, prepayment or modification of certain other debt, acquisitions and investments, affiliate transactions, and limitations on dividends or other payments from subsidiaries. The Company is required to comply with a senior secured leverage ratio test. The Credit Agreement contains customary events of default.

The Credit Agreement requires the Borrowers to prepay any outstanding loans, subject to specified exceptions, with (i) 50% of excess cash flow (with step downs to 0% based on the Company’s total leverage ratio), (ii) 100% of the net proceeds of non-ordinary course asset sales and any insurance or condemnation proceeds (with step downs to 75% based on the Company’s total leverage ratio), and (iii) 100% of the proceeds of any indebtedness not otherwise permitted to be incurred or issued under the Credit Agreement.

The obligations of New APP LLC under the term loan facilities and revolving credit facility are unconditionally guaranteed on a senior secured basis by the Company and each direct and indirect wholly-owned domestic restricted subsidiary of New APP LLC (each, a “Subsidiary Guarantor”). The obligations of P.R. Borrower are unconditionally guaranteed by the Company, New APP LLC and each future wholly-owned subsidiary of P.R. Borrower (each, a “P.R. Subsidiary Guarantor). The obligations and guarantees of the Borrowers are secured by a first-priority security interest in substantially all tangible and intangible assets (including a pledge of capital stock, limited to 65% for pledges of stock of foreign subsidiaries) of the Company, New APP LLC and each Subsidiary Guarantor and, in the case of P.R. Borrower, such assets of P.R. Borrower and P.R. Subsidiary Guarantor.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information relating to the spin-off of the New Abraxis common stock described in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information relating to Credit Agreement described in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the spin-off, Carlo Montanger and Bruce Wendel ceased being executive officers of the Company and became executive officers of New Abraxis.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(b)	Pro Forma Financial Information

The pro forma financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 hereto.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

99.1	Unaudited pro forma condensed consolidation financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APP PHARMACEUTICALS, INC.

By:	/s/ Lisa Gopalakrishnan
Lisa Gopalakrishnan Executive Vice President and Chief Financial Officer